Exhibit 99.1

Receptos and Ono Pharmaceuticals Expand Collaboration Agreement to Include
Transfer of Receptos GPCR Technology Platform

SAN DIEGO, CA, December 10, 2013 — Receptos, Inc. (Nasdaq:RCPT) announced today that Ono has elected to amend and expand the existing collaboration agreement between the parties to include transfer to Ono of the Receptos G-protein-coupled receptor (GPCR) technology platform, a proprietary high resolution protein crystal structure determination technology which enables rational drug design for the GPCR therapeutic target class.

Under the terms of the collaboration agreement amendment, Receptos will grant Ono a non-exclusive sublicense to intellectual property relating to the technology, including patent applications and proprietary know-how. Receptos will also conduct a program to transfer technology to Ono, including efforts to determine a protein crystal structure solution for an additional novel GPCR that is a proprietary Ono drug discovery target. In return, Ono will make payments to Receptos including an upfront fee and milestones relating to successful technology transfer. Remaining research and development milestones directed to an Ono proprietary target designated under the existing collaboration agreement will remain eligible for achievement.

“The expansion of the Ono-Receptos collaboration highlights the continued delivery of valuable scientific expertise to our partners,” said Faheem Hasnain, President and Chief Executive Officer of Receptos. “Transferring our proprietary GPCR technology provides non-dilutive capital to Receptos, and demonstrates our dedication to innovation in GPCR therapeutics by enabling our strategic partners in the proprietary technology to facilitate rational drug design for this important target class.”

“The Ono-Receptos collaboration has provided strong validation of the Receptos GPCR technology platform,” said Kazuhito Kawabata, Ph.D., Members of the Board of Directors, Executive Officer and Executive Director, Discovery and Research of Ono. “Through this collaboration, Ono intends to deploy the technology within our GPCR research pipeline in order to build and strengthen our drug discovery capabilities.”

About the Receptos GPCR Technology Platform

Receptos is the exclusive licensee of the GPCR crystal structure determination technology platform from The Scripps Research Institute and, together with scientific founder Raymond Stevens, Ph.D., has an unparalleled publication record that includes the identification of 21 distinct GPCR structures of 13 unique receptors over the last five years.

Receptos utilizes rapid GPCR structure elucidation in combination with a suite of purified protein assays and traditional cell-based assays to provide an information-rich platform for GPCR drug discovery. Small-molecule chemistry efforts benefit from a multi-dimensional view of compound space, including direct structural information, iterative co-crystal determination, mapping of binding pocket mutations based on structural scaffolds and analysis of compound effect on receptor stability. Antibody discovery efforts may also benefit from the availability of a purified active receptor population for use as an antigen for panning or immunization as well as the potential for generating antibody/receptor complex structures.

Several key attributes differentiate the Receptos platform, including the ability to quickly assess and optimize targets for high level expression, stability and crystallography feasibility in three to four months. Utilization of near wild-type GPCR domains for characterization and structure determination adds additional integrity to the crystallography process. Receptos has proprietary intellectual property directed to a panel of purified protein assays to facilitate structure generation and early stage discovery. Through collaboration, our structural biologists have demonstrated a tight integration between discovery chemistry, cell biology and structural biology.

The Receptos proprietary GPCR drug discovery platform is available to collaborative partners for technology transfer and structure determination and drug discovery for specific GPCR targets. Receptos has an ongoing collaboration with Ono Pharmaceuticals and concluded partnerships with Janssen Pharmaceuticals and Eli Lilly.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “believes,” “anticipates,” “may,” “intends,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements do not constitute guarantees of future performance.  Investors are cautioned that forward-looking statements, including without limitation statements regarding development and future potential of the Company’s product candidates and the potential to receive payments relating thereto, constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.  These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics.  These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Quarterly Reports on Form 10-Q and the Registration Statement on Form S-1 which was declared effective on May 8, 2013.  All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

Media and Investor Contacts:
Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

Michael Rice

LifeSci Advisors, LLC
(646) 597-6979

mrice@lifesciadvisors.com